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                                          EXHIBIT F

       25 RESEARCH DRIVE, WESTBOROUGH, MASSACHUSETTS 01582
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                                     April 2, 2001


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

  Re:  New England Electric Transmission Corporation
       File No. 70-7202

Ladies and Gentlemen:

    The statement of Form U-1, as amended, relating to the permanent financing of expenditures, incurred by New England Electric Transmission Corporation (the Company) in connection with the construction of certain transmission facilities construction of certain transmission facilities constituting part of a major transmission interconnection between New England Utilities and Hydro-Quebec, was permitted to become effective August 7, 1986.

    On March 28, 2001, the Company purchased 5 shares of its common stock from National Grid USA at a price of $33,410.92 per share for a sum of $167,054.60.

    I have reviewed the opinion of Robert D. Hartshorne, dated July 19, 1986, filed as Exhibit F and my opinions dated October 27, 1986, April 24, 1987, July 28, 1989, October 26, 1989, April
27, 1990, January 28, 1991, July 30, 1991, May 7, 1992, October
29, 1992, October 29, 1993, July 22, 1994, June 16, 1995,
December 6, 1995, March 19, 1996, September 18, 1996, March 14, 1997, September 16, 1997, June 5, 1998, March 22, 1999, June 21,
2000, and January 4, 2001 filed as Exhibit F to Certificates of Notification of those dates, and hereby confirm the statements made therein.

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    Based on the foregoing, it is my opinion that the above-
described transactions were carried out in accordance with the statement.

                           Very truly yours,


                           s/Kirk L. Ramsauer

                           Kirk L. Ramsauer
                           Deputy General Counsel